Exhibit 99.1

Bronco Drilling Company, Inc. Announces Second Quarter 2006 Results

OKLAHOMA CITY, August 8, 2006 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/NM:BRNC), announced today financial and operational results for the three months ended June 30, 2006.

Revenues for the second quarter of 2006 were a record $67.1 million compared to $56.4 million for the first quarter and $11.7 million for the second quarter of 2005. Average operating rigs for the first quarter of 2006 grew to 43 from 39 for the previous quarter. The growth in rigs is due to the continued refurbishment and deployment of rigs from the Company’s inventory. Revenue days for the quarter increased to 3,631 from 3,354 for the previous quarter and from 1,039 for the second quarter of the previous year. Utilization for the second quarter of 2006 was 92% compared to 96% for the previous quarter and 95% for the second quarter of 2005. Average daily cash margins for the quarter ended June 30, 2006, were $9,347 compared to $8,465 for the previous quarter and $4,474 for the second quarter of 2005. Net income for the first quarter of 2006 was $14.7 million compared to $11.3 million for the previous quarter and $2.5 million for the second quarter of 2005. The Company generated record EBITDA of $30.6 million for the second quarter of 2006. The Company’s fully diluted earnings per share for the quarter ended June 30, 2006, was $0.59.

Utilization for the second quarter decreased from the previous quarter due to upgrades performed on five active rigs during the quarter. Based on a 95% utilization rate, the downtime associated with upgrading these rigs resulted in the loss of 158 revenue days. The Company intends to perform similar upgrades in the current quarter and expects a similar utilization rate for the third quarter as realized in the second quarter.

The Company is also pleased to announce modifications to several of the remaining rigs in its refurbishment program to improve the overall performance and efficiency of the rigs. These changes are intended to increase the overall average horsepower of our fleet and include the conversion of eight rigs from mechanical to electric power. The Company believes that these changes are consistent with our strategy to address demand in the major resource play basins in the United States.

Conference Call

Bronco Drilling’s management will host a conference call to discuss the second quarter results on Tuesday, August 8, 2006 at 11:00 a.m. Eastern Time. Individuals interested in participating in the call should call at least five minutes prior to the call. Participants should use the dial-in #866-510-0676 or the International Dial-in # 617-597-5361 and the pass code 26769612. The conference call will also be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live call, a replay will be available through August 22, 2006 at 888-286-8010 or internationally at 617-801-6888 using the passcode 22838371. Also, an archive of the webcast will be available at the following link http://phx.corporate-ir.netphoenix.zhtml?c=191804&p=irol-IRHome.

About Bronco Drilling

Bronco Drilling Company, Inc. is a publicly held company headquartered in Edmond, Oklahoma, and is a provider of contract land drilling services to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The Nasdaq Global Market under the symbol “BRNC”. For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Bronco Drilling Company, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share par value)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,511	$17,039
Receivables
Trade, net of allowance for doubtful accounts of $364 and $330 in 2006 and 2005, respectively	49,756	35,078
Contract drilling in progress	1,920	1,226
Current deferred income taxes	137	125
Prepaid expenses	888	485

Total current assets	55,212	53,953

PROPERTY AND EQUIPMENT—AT COST
Drilling rigs and related equipment	342,257	252,709
Transportation, office and other equipment	23,403	14,149

	365,660	266,858
Less accumulated depreciation	28,233	15,965

	337,427	250,893
OTHER ASSETS
Goodwill	21,280	20,774
Restricted cash	1,666	2,184
Intangibles, net, and other	3,685	2,716

	26,631	25,674

	$419,270	$330,520

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$16,461	$10,847
Accrued liabilities
Payroll related	5,796	2,737
Deferred revenue and other	4,415	3,062
Income tax payable	2,205	1,372
Note payable	—	7,503
Current maturities of long-term debt	445	8,012

Total current liabilities	29,322	33,533

LONG-TERM DEBT, less current maturities	56,950	36,310

DEFERRED INCOME TAXES	28,201	21,341

COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000 shares authorized; 24,938 and 23,165 shares issued and outstanding at June 30, 2006 and December 31, 2005	250	232

	277,925	238,557

Additional paid-in capital	26,622	547

Retained Earnings	304,797	239,336

Total shareholders’ equity	$419,270	$330,520

Bronco Drilling Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES
Contract drilling revenues	$67,110	$11,652	$123,497	$20,269

EXPENSES
Contract drilling	33,171	7,003	60,895	12,870
Depreciation and amortization	6,805	1,490	12,742	2,851
General and administrative	3,576	504	7,050	1,123

	43,552	8,997	80,687	16,844

Income from operations	23,558	2,655	42,810	3,425

OTHER INCOME (EXPENSE)
Interest expense	(280)	(251)	(366)	(309)
Loss from early extinguishment of debt	—	—	(1,000)	—
Interest income	77	8	123	12
Other	121	—	171	—

	(82)	(243)	(1,072)	(297)

Income before income taxes	23,476	2,412	41,738	3,128
Income tax expense (benefit)	8,747	(116)	15,663	(231)

NET INCOME	$14,729	$2,528	$26,075	$3,359

Income per common share-Basic	$0.59		$1.08

Income per common share-Diluted	$0.59		$1.07

Weighted average number of shares outstanding-Basic	24,938		24,227

Weighted average number of shares outstanding-Diluted	24,958		24,252

PRO FORMA INFORMATION (unaudited):

Historical income from operations before income taxes		$2,412		$3,128
Pro forma provision for income taxes		909		1179

Pro forma income from operations		$1,503		$1,949

Pro forma income per common share-Basic and Diluted		$0.11		$0.15

Weighted average number of shares outstanding-Basic and Diluted		13,360		13,360

Non-GAAP Financial Measures

This press release includes a presentation of average daily cash margin and EBITDA which are not financial measures recognized under generally accepted accounting principles, or GAAP. Average daily cash margin is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus deferred tax expense, other income, general and administrative expense and depreciation and amortization, and divided by revenue days for the period. EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, deferred tax expense and depreciation and amortization. We have presented average daily cash margin and EBITDA because we use these metrics as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider these metrics to be important indicators of the operational strength of our business. A limitation of these metrics, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that average daily cash margin and EBITDA provide useful information to our investors regarding our performance and overall results of operations. Neither average daily cash margin nor EBITDA is intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, neither of these metrics is intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following presents a reconciliation of average daily cash margin and EBITDA to net income, the most directly comparable GAAP financial measure (in thousands, except revenue days and average daily cash margin):

	Three Months Ended June 30,		Three Months Ended March 31, 2006
	2006	2005
	(Unaudited)		(Unaudited)

Reconciliation of average daily cash margin to net income:
Net income	$14,729	$2,528	$11,347
Deferred tax expense	8,747	(116)	6,915
Other income	82	243	990
General and administrative	3,576	503	3,203
Depreciation and amortization	6,805	1,490	5,937

Drilling margin	33,939	4,649	28,392

Revenue days	3,631	1,039	3,354

Daily cash margin	$9,347	$4,474	$8,465

Three Months Ended June 30, 2006
(Unaudited)

Calculation of EBITDA:
Net income	$14,729
Interest expense	280
Deferred tax expense	8,747
Depreciation and amortization	6,805

EBITDA	$30,561

Contact:	Bob Jarvis
Investor Relations
Bronco Drilling Company
(405) 242-4444 EXT: 102
bjarvis@broncodrill.com